Exhibit 99.1

Date:	July 27, 2021	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS SECOND QUARTER 2021
EARNINGS PER DILUTED SHARE OF $1.74 AND
ADJUSTED EARNINGS PER DILUTED SHARE OF $2.36
•Q2 net sales +26% (organic +21%)
•Q2 diluted EPS of $1.74; adjusted diluted EPS of $2.36
•Update FY21 reported diluted EPS to $7.05-$7.35
•Raise FY21 adjusted diluted EPS to $8.50-$8.80
SHELTON, CT. (July 27, 2021) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the second quarter ended June 30, 2021.
“Hubbell delivered a strong quarter, with year-over-year organic growth and adjusted earnings per share growth in excess of 20%,” said Gerben Bakker, Chairman, President and Chief Executive Officer. Broad-based strength across Electrical and Utility end markets drove significant volume and orders growth in the second quarter. In Utility Solutions, grid modernization initiatives, renewables projects, and replacement of aging infrastructure continue to drive demand from utility customers for Utility T&D components. As anticipated, Utility communications & controls returned to growth in the quarter as deployments which were previously affected by pandemic-related project delays resumed. In Electrical Solutions, growth continued to be led by light industrial markets, while heavy industrial and non-residential markets have also begun to recover.”

“As anticipated, in the second quarter the Company lapped the prior year impact of temporary cost actions taken as a result of the COVID-19 pandemic, and price/material was a net headwind as strong price realization was more than offset by increases in raw materials. More broadly, tight supply chains and labor markets across the industrial economy have resulted in increased freight and manufacturing costs, which we are actively mitigating through price, productivity initiatives and continued operating expense management.”
Mr. Bakker concluded, “We are pleased with the results of the second quarter, as the Company executed well in a dynamic environment to meet growing demand from our customers for reliable and efficient critical infrastructure solutions. As we move into the second half, we anticipate that our markets will remain strong, and are confident that Hubbell will execute effectively to provide these critical products to our customers while delivering strong financial results for our shareholders.”
Certain terms used in this release, including "Net debt", "Free Cash Flow", "Organic net sales", "Organic growth", "Restructuring-related costs", "EBITDA", and certain "adjusted" measures, are defined under the section entitled "Non-GAAP Definitions." See page 8 for more information.

SECOND QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on second quarter results in 2021 and 2020.
Electrical Solutions segment net sales in the second quarter of 2021 was $603 million compared to $469 million reported in the second quarter of 2020. Organic sales increased 26% in the quarter while acquisitions contributed 1% and foreign exchange contributed 1%. Operating income was $76.3 million, or 12.7% of net sales, compared to $52.8 million, or 11.2% of net sales in the same period of 2020. Adjusted operating income was $80.5 million, or 13.4% of net sales, in the second quarter of 2021 as compared to $57.0 million, or 12.1% of net sales in the same period of the prior year. Increases in adjusted operating profit and operating margin were driven primarily by higher volumes and productivity and restructuring benefits, partially offset by the non-repeat of prior year temporary cost savings and headwinds from price/material and supply chain costs.
Utility Solutions segment net sales in the second quarter of 2021 increased 23% to $589 million compared to $480 million reported in the second quarter of 2020. Organic sales increased 16% in the quarter, with acquisitions contributing approximately 6% growth. Including acquisitions, Utility T&D Components sales increased approximately 25% and Utility Communications and Controls sales increased by approximately 18%. Operating income was $76 million, or 13.0% of net sales, compared to $79 million, or 16.4% of net sales in the same period of 2020. Adjusted operating income was $93 million, or 15.7% of net sales, in the second quarter of 2021 as compared to $93 million, or 19.4% of net sales in the same period of the prior year. Decreases in adjusted operating margin were primarily due to headwinds from price/material and supply chain costs, the non-repeat of prior year temporary cost savings, unfavorable mix and acquisitions, partially offset by higher volumes.
Adjusted second quarter 2021 results exclude $0.29 of amortization of acquisition-related intangible assets, $0.23 related to the loss on early extinguishment of debt and $0.10 related to the loss on disposal of a business. Adjusted second quarter 2020 results exclude $0.26 of amortization of acquisition-related intangible assets.
The Company also benefited from lower year-over-year tax rate, interest and other expense in the quarter.
Net cash provided by operating activities was $150 million in the second quarter of 2021 versus $195 million in the comparable period of 2020. Free cash flow was $131 million in the second quarter of 2021 versus $178 million reported in the comparable period of 2020 as the Company built working capital to serve strengthening market demand.

SUMMARY & OUTLOOK
For the full year 2021, Hubbell anticipates sales growth of 11-13%. This expectation is comprised of 8-10% organic growth, including 4% price realization, bolstered by approximately 3% growth from acquisitions. By end market, the Company expects growth of +3-5% in Utility T&D Components, +4-6% in Utility Communications and Controls, +8-10% in Industrial, +6-8% in Residential, and +1-3% in Non-Residential.
Hubbell anticipates 2021 earnings per diluted share in the range of $7.05-$7.35 and anticipates adjusted diluted earnings per share ("Adjusted EPS") in the range of $8.50-$8.80. Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.15 for the full year. Adjusted EPS also excludes a loss on the early extinguishment of debt from the 2022 Notes that were redeemed by the Company on April 2, 2021, as well as a loss recognized on the disposal of a business during the second quarter of 2021. The Company believes Adjusted EPS is a useful measure of underlying performance in light of our acquisition strategy.
The earnings per share and adjusted earnings per share ranges are based on an adjusted tax rate of 21-22% and continue to include approximately $0.30 per share of anticipated restructuring and related investment. The ranges also incorporate the impact of acquisitions, which we continue to anticipate adding approximately $0.25 to full year adjusted earnings. The Company expects full year 2021 free cash flow of approximately $500 million.
During the second quarter, the Company disposed of Aclara's Consumer Analytics business for a sale price of $9.8 million and recognized a pre-tax loss of $6.8 million that is excluded from adjusted results. The disposition of this business did not have a significant impact on second quarter adjusted results and is not anticipated to have a significant impact on the Company's future financial results.

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its second quarter 2021 financial results today, July 27, 2021 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 9159925. The replay will remain available until August 26, 2021 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results, condition and outlook, anticipated end markets, near-term volume, continued opportunity for operational improvement, our ability to drive consistent and differentiated performance, the impact of our high quality portfolio of electrical solutions and utility solutions with strong brand value and best in class reliability, and our projected financial results set forth in “Summary & Outlook” above, as well as other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth, changes in operating results, market conditions and economic conditions are forward-looking, including those regarding the adverse impact of the COVID-19 pandemic on the Company’s end markets. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “plan”, “estimated”, “target”, “should”, “could”, “may”, "subject to", “continues”, “growing”, “projected”, “if”, “potential”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: The scope and duration of the COVID-19 pandemic and its impact on global economic systems, our employees, sites, operations, customers, and supply chain; the outcome of contingencies or costs compared to amounts provided for such contingencies, including those with respect to pension withdrawal liabilities; achieving sales levels to meet revenue expectations; unexpected costs or charges, certain of which may be outside the Company’s control; the effects of tariffs and other trade actions taken by the U.S. and other countries; changes in demand for our products, as well as product sales prices and material costs; expected benefits of productivity improvements and cost reduction actions; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; general economic and business conditions; the impact of and the ability to complete and integrate strategic acquisitions; the impact of certain divestitures; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q.

About the Company
Hubbell Incorporated is a global manufacturer of quality electrical products and utility solutions for a broad range of applications in the Electrical Solutions and Utility Solutions segments. With 2020 revenues of $4.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

NON-GAAP DEFINITIONS
References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures are non-GAAP measures, and include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted net income attributable to Hubbell, adjusted earnings per diluted share, and adjusted EBITDA. These non-GAAP measures exclude, where applicable:
•Amortization of all intangible assets associated with our business acquisitions, including inventory step-up amortization associated with those acquisitions. The intangible assets associated with our business acquisitions arise from the allocation of the purchase price using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” These assets consist primarily of customer relationships, developed technology, trademarks and tradenames, and patents, as reported in Note 6—Goodwill and Other Intangible Assets, under the heading “Total Definite-Lived Intangibles,” within the Company’s audited consolidated financial statements set forth in its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2020. The Company excludes these non-cash expenses because we believe it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of our financial results over multiple periods, and (iii) provides more relevant comparisons of our results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions. Although we exclude amortization of these acquired intangible assets and inventory step-up from our non-GAAP results, we believe that it is important for investors to understand that revenue generated, in part, from such intangibles is included within revenue in determining adjusted net income attributable to Hubbell Incorporated.
•Losses recognized in the second quarter of 2021 from the early extinguishment of long-term debt, and the disposition of a business. The Company excludes these losses because we believe it enhances management's and investors' ability to analyze underlying business performance and facilitates comparisons of our financial results over multiple periods.
•Income tax effects of the above adjustments which are calculated using the statutory tax rate, taking into consideration the nature of the item and the relevant taxing jurisdiction, unless otherwise noted.

Adjusted EBITDA is a non-GAAP measure that excludes the items noted above and also excludes the Other income (expense), net, Interest expense, net, and Provision for income taxes captions of the Condensed Consolidated Statement of Income, as well as depreciation and amortization expense.

Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.
Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.
In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.
Organic net sales, a non-GAAP measure, represent net sales according to U.S. GAAP, less net sales from acquisitions and divestitures during the first twelve months of ownership or divestiture, respectively, less the effect of fluctuations in net sales from foreign currency exchange. The period-over-period effect of fluctuations in net sales from foreign currency exchange is calculated as the difference between local currency net sales of the prior period translated at the current period exchange rate as compared to the same local currency net sales translated at the prior period exchange rate. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. When comparing net sales growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. For example, because net sales from acquisitions are considered inorganic from the date we complete an acquisition through the end of the first year following the acquisition, net sales from such acquisition are reflected as organic net sales thereafter.

There are limitations to the use of non-GAAP measures. Non-GAAP measures do not present complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported GAAP financial results, and should be viewed in conjunction with the most comparable GAAP financial measures and the provided reconciliations thereto. We believe, however, that these non-GAAP financial measures, when viewed together with our GAAP results and related reconciliations, provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below.
RECAST SEGMENT INFORMATION

As previously disclosed, beginning in the first quarter of 2021, the Company is reporting the results of its Gas Connectors and Accessories business as part of the Utility Solutions segment. This realignment has no impact on the Company's historical consolidated financial position, results of operations or cash flows. The historical segment information has been recast to conform to the new reporting structure. The recast financial information does not represent a restatement of previously issued financial statements.

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,191.8	$949.2	$2,270.2	$2,039.5
Cost of goods sold	861.0	668.7	1,649.6	1,445.5
Gross profit	330.8	280.5	620.6	594.0
Selling & administrative expenses	178.1	149.0	350.3	343.7
Operating income	152.7	131.5	270.3	250.3
Operating income as a % of Net sales	12.8%	13.9%	11.9%	12.3%
Interest expense, net	(12.7)	(15.7)	(27.9)	(30.8)
Loss on disposition of business	(6.8)	—	(6.8)	—
Loss on extinguishment of debt	(16.8)	—	(16.8)	—
Other income (expense), net	(1.0)	(2.8)	(1.9)	(6.6)
Total other expense, net	(37.3)	(18.5)	(53.4)	(37.4)
Income before income taxes	115.4	113.0	216.9	212.9
Provision for income taxes	18.8	23.9	41.2	48.1
Net income	96.6	89.1	175.7	164.8
Less: Net income attributable to noncontrolling interest	0.8	0.9	2.2	1.6
Net income attributable to Hubbell Incorporated	$95.8	$88.2	$173.5	$163.2
Earnings Per Share:
Basic	$1.76	$1.62	$3.19	$3.00
Diluted	$1.74	$1.62	$3.16	$2.99
Cash dividends per common share	$0.98	$0.91	$1.96	$1.82

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$265.4	$259.6
Short-term investments	12.6	9.3
Accounts receivable (net of allowances of $11.8 and $12.5)	762.3	634.7
Inventories, net	638.3	607.3
Other current assets	66.5	76.7
TOTAL CURRENT ASSETS	1,745.1	1,587.6
Property, plant and equipment, net	518.7	519.2
Investments	69.7	71.1
Goodwill	1,922.9	1,923.3
Other intangible assets, net	758.3	810.6
Other long-term assets	158.1	173.3
TOTAL ASSETS	$5,172.8	$5,085.1
LIABILITIES AND EQUITY
Short-term debt	$137.6	$153.1
Accounts payable	465.7	378.0
Accrued salaries, wages and employee benefits	79.0	91.5
Accrued insurance	76.4	71.6
Other accrued liabilities	240.7	254.0
TOTAL CURRENT LIABILITIES	999.4	948.2
Long-term debt	1,434.2	1,436.9
Other non-current liabilities	598.3	614.6
TOTAL LIABILITIES	3,031.9	2,999.7
Hubbell Incorporated Shareholders’ Equity	2,125.7	2,070.0
Noncontrolling interest	15.2	15.4
TOTAL EQUITY	2,140.9	2,085.4
TOTAL LIABILITIES AND EQUITY	$5,172.8	$5,085.1

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities
Net income attributable to Hubbell Incorporated	$173.5	$163.2
Depreciation and amortization	83.5	77.6
Stock-based compensation expense	13.4	15.9
Loss on disposition of business	6.8	—
Loss on extinguishment of debt	16.8	—
Provision for bad debt expense	(0.3)	6.8
Deferred income taxes	6.1	(0.5)
Accounts receivable, net	(125.6)	25.0
Inventories, net	(33.2)	24.5
Accounts payable	92.2	13.1
Current liabilities	(15.7)	(45.7)
Contributions to defined benefit pension plans	(0.1)	(1.4)
Other, net	(8.1)	25.2
Net cash provided by operating activities	209.3	303.7
Cash Flows From Investing Activities
Capital expenditures	(39.1)	(35.0)
Proceeds from disposal of business	8.5	—
Acquisition of businesses, net of cash acquired	0.1	(2.0)
Net change in investments	(2.9)	6.4
Other, net	6.6	3.7
Net cash used in investing activities	(26.8)	(26.9)
Cash Flows From Financing Activities
Long-term debt issuance (repayment), net	$(1.3)	$109.4
Short-term debt borrowings (repayments), net	(15.6)	73.5
Payment of dividends	(106.5)	(98.9)
Repurchase of common stock	(11.2)	(41.3)
Make whole payment for retirement of long-term debt	(16.0)	—
Other, net	(27.7)	(8.1)
Net cash (used) provided by financing activities	(178.3)	34.6
Effect of exchange rate changes on cash and cash equivalents	1.6	(8.4)
Increase in cash and cash equivalents	5.8	303.0
Cash and cash equivalents
Beginning of period	259.6	182.0
End of period	$265.4	$485.0

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net income attributable to Hubbell (GAAP measure)	$95.8	$88.2	9%	$173.5	$163.2	6%
Amortization of acquisition-related intangible assets	20.5	18.6		42.7	38.1
Loss on disposition of business	6.8	—		6.8	—
Loss on extinguishment of debt	16.8	—		16.8	—
Subtotal	$44.1	$18.6		$66.3	$38.1
Income tax effects	10.5	4.7		16.0	9.6
Adjusted Net Income	$129.4	$102.1	27%	$223.8	$191.7	17%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$95.8	$88.2		$173.5	$163.2
Less: Earnings allocated to participating securities	(0.3)	(0.3)		(0.6)	(0.6)
Net income available to common shareholders (GAAP measure) [a]	$95.5	$87.9	9%	$172.9	$162.6	6%

Adjusted Net Income	$129.4	$102.1		$223.8	$191.7
Less: Earnings allocated to participating securities	(0.5)	(0.4)		(0.8)	(0.7)
Adjusted net income available to common shareholders [b]	$128.9	$101.7	27%	$223.0	$191.0	17%

Denominator:
Average number of common shares outstanding [c]	54.3	54.1		54.3	54.2
Potential dilutive shares	0.4	0.2		0.4	0.2
Average number of diluted shares outstanding [d]	54.7	54.3		54.7	54.4

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.76	$1.62		$3.19	$3.00
Diluted [a] / [d]	$1.74	$1.62	7%	$3.16	$2.99	6%

Adjusted earnings per diluted share [b] / [d]	$2.36	$1.87	26%	$4.08	$3.51	16%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net Sales [a]	$1,191.8	$949.2	26%	$2,270.2	$2,039.5	11%

Operating Income
GAAP measure [b]	$152.7	$131.5	16%	$270.3	$250.3	8%
Amortization of acquisition-related intangible assets	20.5	18.6		42.7	38.1
Adjusted operating income [c]	$173.2	$150.1	15%	$313.0	$288.4	9%

Operating margin
GAAP measure [b] / [a]	12.8%	13.9%	-110 bps	11.9%	12.3%	-40 bps
Adjusted operating margin [c] / [a]	14.5%	15.8%	-130 bps	13.8%	14.1%	-30 bps

Electrical Solutions	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net Sales [a]	$602.9	$469.4	28%	$1,149.1	$1,033.1	11%

Operating Income
GAAP measure [b]	$76.3	$52.8	45%	$129.3	$105.2	23%
Amortization of acquisition-related intangible assets	4.2	4.2		8.4	9.0
Adjusted operating income [c]	$80.5	$57.0	41%	$137.7	$114.2	21%

Operating margin
GAAP measure [b] / [a]	12.7%	11.2%	+150 bps	11.3%	10.2%	+110 bps
Adjusted operating margin [c] / [a]	13.4%	12.1%	+130 bps	12.0%	11.1%	+90 bps

Utility Solutions	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net Sales [a]	$588.9	$479.8	23%	$1,121.1	$1,006.4	11%

Operating Income
GAAP measure [b]	$76.4	$78.7	(3)%	$141.0	$145.1	(3)%
Amortization of acquisition-related intangible assets	16.3	14.4		34.3	29.1
Adjusted operating income [c]	$92.7	$93.1	—%	$175.3	$174.2	1%

Operating margin
GAAP measure [b] / [a]	13.0%	16.4%	-340 bps	12.6%	14.4%	-180 bps
Adjusted operating margin [c] / [a]	15.7%	19.4%	-370 bps	15.6%	17.3%	-170 bps

HUBBELL INCORPORATED
Organic Net Sales Growth
(unaudited)
(in millions and percentage change)

Hubbell Incorporated	Three Months Ended June 30,				Six Months Ended June 30,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$242.6	25.6	$(247.2)	(20.7)	$230.7	11.3	$(244.2)	(10.5)
Impact of acquisitions	35.8	3.8	10.9	0.9	68.7	3.4	21.9	1.0
Impact of divestitures	(0.6)	(0.1)	(6.3)	(0.5)	(0.6)	—	(15.8)	(0.6)
Foreign currency exchange	8.1	0.9	(6.9)	(0.6)	9.1	0.4	(7.9)	(0.3)
Organic net sales growth (decline)	$199.3	21.0	$(244.9)	(20.5)	$153.5	7.5	$(242.4)	(10.6)

Electrical Solutions	Three Months Ended June 30,				Six Months Ended June 30,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$133.5	28.5	$(165.5)	(26.1)	$116.0	11.2	$(181.8)	(14.8)
Impact of acquisitions	5.5	1.2	4.5	0.7	11.2	1.1	8.0	0.7
Impact of divestitures	—	—	(6.3)	(1.0)	—	—	(15.8)	(1.2)
Foreign currency exchange	6.4	1.4	(3.6)	(0.6)	8.4	0.8	(3.4)	(0.3)
Organic net sales growth (decline)	$121.6	25.9	$(160.1)	(25.2)	$96.4	9.3	$(170.6)	(14.0)

Utility Solutions	Three Months Ended June 30,				Six Months Ended June 30,
	2021	Inc/(Dec)%	2020	Inc/(Dec)%	2021	Inc/(Dec)%	2020	Inc/(Dec)%
Net sales growth (GAAP measure)	$109.1	22.8	$(81.7)	(14.7)	$114.7	11.5	$(62.4)	(5.7)
Impact of acquisitions	30.3	6.3	6.4	1.1	57.5	5.7	13.9	1.3
Impact of divestitures	(0.6)	(0.1)	—	—	(0.6)	—	—	—
Foreign currency exchange	1.7	0.4	(3.3)	(0.6)	0.7	0.1	(4.5)	(0.3)
Organic net sales growth (decline)	$77.7	16.2	$(84.8)	(15.2)	$57.1	5.7	$(71.8)	(6.7)

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended June 30,
	2021	2020	Change
Net income	$96.6	$89.1	8%
Provision for income taxes	18.8	23.9
Interest expense, net	12.7	15.7
Other expense, net	1.0	2.8
Depreciation and amortization	40.9	38.7
Loss on disposition of business	6.8	—
Loss on extinguishment of debt	16.8	—
Subtotal	97.0	81.1
Adjusted EBITDA	$193.6	$170.2	14%

	Six Months Ended June 30,
	2021	2020	Change
Net income	$175.7	$164.8	7%
Provision for income taxes	41.2	48.1
Interest expense, net	27.9	30.8
Other expense, net	1.9	6.6
Depreciation and amortization	83.5	77.6
Loss on disposition of business	6.8	—
Loss on extinguishment of debt	16.8	—
Subtotal	178.1	163.1
Adjusted EBITDA	$353.8	$327.9	8%

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,
	2021	2020	2021	2020	2021	2020
	Costs of goods sold		S&A expense		Total
Restructuring costs	$1.1	$4.0	$0.4	$1.7	$1.5	$5.7
Restructuring related costs (benefit)	0.3	0.3	0.5	0.2	0.8	0.5
Restructuring and related costs (non-GAAP measure)	$1.4	$4.3	$0.9	$1.9	$2.3	$6.2

	Six Months Ended June 30,
	2021	2020	2021	2020	2021	2020
	Costs of goods sold		S&A expense		Total
Restructuring costs	$1.9	$7.0	$0.2	$2.2	$2.1	$9.2
Restructuring related costs (benefit)	3.4	1.3	(2.4)	1.3	1.0	2.6
Restructuring and related costs (non-GAAP measure)	$5.3	$8.3	$(2.2)	$3.5	$3.1	$11.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Restructuring and related costs included in Cost of goods sold
Electrical Solutions	$1.1	$3.1	$4.7	$4.2
Utility Solutions	0.3	1.2	0.6	4.1
Total	$1.4	$4.3	$5.3	$8.3
Restructuring and related costs included in Selling & administrative expenses
Electrical Solutions	$0.7	$1.6	$(2.5)	$2.8
Utility Solutions	0.2	0.3	0.3	0.7
Total	$0.9	$1.9	$(2.2)	$3.5

Impact on income before income taxes	$2.3	$6.2	$3.1	$11.8
Impact on Net income available to Hubbell common shareholders	1.8	4.7	2.3	9.0
Impact on Diluted earnings per share	$0.03	$0.09	$0.04	$0.17

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2021	December 31, 2020
Total Debt	$1,571.8	$1,590.0
Total Hubbell Shareholders’ Equity	2,125.7	2,070.0
Total Capital	$3,697.5	$3,660.0
Total Debt to Total Capital	43%	43%
Less: Cash and Investments	$347.7	$340.0
Net Debt	$1,224.1	$1,250.0
Net Debt to Total Capital	33%	34%

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$150.4	$195.3	$209.3	$303.7
Less: Capital expenditures	(19.5)	(17.2)	(39.1)	(35.0)
Free cash flow	$130.9	$178.1	$170.2	$268.7